[Flushing]                                                [Atlantic Liberty]


CONTACT:

John R. Buran                             Barry M. Donohue
President and Chief Executive Officer     President and Chief Executive Officer
Flushing Financial Corporation            Atlantic Liberty Financial Corporation
(718) 961-5400                           (718) 855-3555

FOR IMMEDIATE RELEASE
---------------------

     Office of Thrift Supervision Approves Flushing Financial Corporation's
              Acquisition of Atlantic Liberty Financial Corporation

LAKE SUCCESS, New York and BROOKLYN, New York, June 6, 2006--Flushing Financial Corporation (NASDAQ: FFIC), the parent holding company for Flushing Savings Bank, FSB, and Atlantic Liberty Financial Corporation (NASDAQ: ALFC), the parent holding company for Atlantic Liberty Savings, FA, today announced that the Office of Thrift Supervision had approved the regulatory application to complete the merger of Atlantic Liberty with and into Flushing Financial.

The acquisition remains subject to the approval of Atlantic Liberty's stockholders at a special meeting of stockholders scheduled for June 21, 2006. Atlantic Liberty stockholders have the option to elect to receive $24.00 in cash, 1.43 shares of Flushing Financial common stock or a combination thereof for each of their shares of Atlantic Liberty common stock, subject to the allocation and proration requirements of the Merger Agreement. Election materials were mailed to Atlantic Liberty stockholders on or about May 31, 2006. Atlantic Liberty stockholders will have until 5:00 p.m. Eastern Time on June 20, 2006 to submit completed election forms and related materials indicating their preference. Questions regarding the election materials and the Proxy Statement/Prospectus should be directed to Atlantic Liberty's Information Agent, Georgeson Shareholder Communications Inc., at 1-866-316-1986.

Flushing Financial Corporation is the $2.4 billion holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through ten banking offices located in Queens, Brooklyn, Manhattan and Nassau County. Additional information regarding Flushing Financial Corporation may be obtained by visiting its web site at www.flushingsavings.com.

Atlantic Liberty Financial Corporation is a $180 million holding company that operates its main business activities through its subsidiary savings association in Brooklyn, New York. Atlantic Liberty Savings was originally a New York building and loan association serving the Brooklyn community since 1888. It became a federally chartered savings association in 1983. Atlantic Liberty Savings conducts is business from their main office and one branch office, both of which are located in prime areas of Brooklyn. Additional information regarding Atlantic Liberty Financial Corporation may be obtained by visiting its web site http://www.atlanticlibertysavings.com.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the Proxy Statement/Prospectus. The shares of common stock to be issued in the merger are not savings accounts, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

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